Exhibit 99.1
Media Inquiries: 312/436-4356
Investors Relations: 312/436-4125
USG CORPORATION REPORTS SECOND QUARTER 2008
NET SALES OF $1.3 BILLION AND A NET LOSS OF $40 MILLION
Second Quarter 2008 vs. Second Quarter 2007
•	Continued weakness in housing market, high raw material and energy costs hurt U.S. wallboard results

•	Record Worldwide Ceilings sales and operating profit

•	L&W Supply’s results impacted by wallboard market weakness

•	Cost reduction initiatives show positive impact
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CHICAGO, July 22, 2008 — USG Corporation (NYSE:USG), a leading building products company, today reported second quarter 2008 net sales of $1.3 billion and a net loss of $40 million, or a $0.40 loss per diluted share based on 99.1 million average diluted shares outstanding. For the same period a year ago, the corporation recorded net sales of $1.4 billion and net earnings of $56 million, or $0.56 per diluted share based on 99.3 million average diluted shares outstanding.
The corporation’s consolidated second quarter 2008 results included restructuring charges totaling $21 million ($13 million after-tax, or $0.13 per diluted share) associated with salaried workforce reductions, the closing of distribution locations and expenses related to the shutdown of several manufacturing lines. The corporation’s consolidated second quarter 2007 results included restructuring charges of $15 million ($9 million after-tax, or $0.09 per diluted share).
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USG REPORTS 2008 SECOND QUARTER EARNINGS/2
“The steep decline in the U.S. housing market, combined with unprecedented increases in the cost of key raw materials and energy, resulted in losses in our core wallboard business,” said William C. Foote, USG Chairman and CEO. “Our other businesses are performing reasonably well, despite their own challenging market conditions.”
“Our people continue to effectively manage the factors we can control,” added Foote. “Plant operating efficiencies have improved since we closed or curtailed older, higher-cost capacity, and our safety performance continues to be outstanding. Overhead is running well below levels at the start of 2007, and operating profitability has improved since the first quarter of 2008. We have also achieved modest price improvement in some product lines and will seek further increases to help offset higher operating costs. Finally, we are keenly focused on maintaining the financial flexibility necessary during this difficult period.”
Foote concluded, “Over the longer term, we believe that the actions we are taking now, during this steep market downturn, will position the company well when the housing market rebounds.”
For the first half of 2008, the corporation reported net sales of $2.4 billion and a net loss of $85 million, or $0.85 per diluted share based on 99.1 million average diluted shares outstanding. For the first half of 2007, net sales were $2.7 billion and net earnings were $97 million, or $1.01 per diluted share based on 95.5 million average diluted shares outstanding. The corporation’s consolidated results for the first six months of 2008 included restructuring charges of $25 million ($16 million after-tax, or $0.16 per diluted share). The corporation’s consolidated results for the first six months of 2007 included restructuring charges of $15 million ($9 million after-tax, or $0.10 per diluted share).
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USG REPORTS 2008 SECOND QUARTER EARNINGS/3
Core Business Results
North American Gypsum
USG’s North American Gypsum business recorded second quarter 2008 net sales of $625 million and an operating loss of $56 million, which included restructuring charges of $9 million. Net sales of $754 million and operating profit of $42 million were reported in last year’s second quarter. North American Gypsum’s operating profit for the second quarter of 2007 included a $12 million restructuring charge related to salaried workforce reductions and a plant shutdown.
United States Gypsum Company reported second quarter 2008 net sales of $510 million and an operating loss of $65 million. This compares with second quarter 2007 net sales of $655 million and operating profit of $30 million. The decline in sales and operating profit was primarily attributable to significantly lower average realized selling prices. Lower shipments of Sheetrock® brand gypsum wallboard also contributed to the decline. Operating profits were also reduced by higher manufacturing costs, particularly for energy and raw materials, as well as higher fuel costs.
U.S. Gypsum shipped 1.9 billion square feet of gypsum wallboard during the second quarter of 2008, compared with 2.4 billion square feet shipped during last year’s second quarter and 2.1 billion square feet shipped in the first quarter of 2008. U.S. Gypsum’s plants operated at approximately 69 percent of capacity during the quarter, compared with 82 percent of capacity for the same period a year ago and 76 percent of capacity during the first quarter of 2008. The
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USG REPORTS 2008 SECOND QUARTER EARNINGS/4
company estimates that the industry operated at 64 percent of capacity during the second quarter of 2008. U.S. Gypsum’s average realized selling price for gypsum wallboard was $109.81 per thousand square feet during the second quarter of 2008, down 23 percent from the second quarter of 2007 and up five percent over the first quarter of this year.
Second quarter 2008 profit for the company’s complementary product lines was lower compared to the second quarter of 2007, largely due to lower volumes and higher manufacturing costs for Sheetrock joint compounds. Profitability improved for Fiberock® gypsum fiber panels, due to higher shipments and selling prices and lower manufacturing costs compared to the second quarter of 2007.
The gypsum division of Canada-based CGC Inc. reported second quarter 2008 net sales of $90 million, an increase of $11 million, or 14 percent, compared with the same period a year ago. An operating loss of $1 million was recorded in the second quarter this year compared with operating profit of $1 million reported in last year’s second quarter. The increase in net sales was due to the favorable effects of currency translation and improved results for complementary products, including joint treatment and gypsum fiber panels. Operating profit was affected adversely by a lower average realized selling price of gypsum wallboard.
USG Mexico S.A. de C.V., USG’s Mexico-based gypsum business, reported second quarter 2008 net sales of $54 million, up $7 million, or 15 percent, from last year’s second quarter. This improvement in sales was largely attributable to higher shipments of cement board and construction plasters. Operating profit rose $1 million, to $7 million, compared with the same period last year.
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USG REPORTS 2008 SECOND QUARTER EARNINGS/5
Building Products Distribution
L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution business, reported second quarter 2008 net sales of $542 million, a decline of $112 million, or 17 percent, compared to the second quarter of 2007. The sales decline reflects weak residential construction demand, which reduced wallboard selling prices and volumes.
During the second quarter of 2008, L&W Supply’s gypsum wallboard shipments declined by 25 percent compared with last year’s second quarter. Reflecting the relative strength of the commercial construction market, total sales of non-wallboard products were flat, but sales of ceiling products and construction metal were up compared to the second quarter of 2007.
L&W Supply reported operating profit of $7 million in the second quarter of 2008, which included restructuring charges of $5 million. In last year’s second quarter, operating profit was $45 million after a $1 million restructuring charge. The decline in operating profit compared to the second quarter of 2007 was largely due to lower shipments and margin for gypsum wallboard. Second quarter operating profit was up $8 million compared to the first quarter of 2008 as a result of improved wallboard and complementary product volumes and the impact of cost reduction efforts.
As part of the company’s ongoing efforts to manage its cost structure to market conditions, L&W Supply has closed 20 locations since the beginning of the year. At the end of the second quarter of 2008, L&W Supply and its subsidiaries operated 230 locations.
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USG REPORTS 2008 SECOND QUARTER EARNINGS/6
Worldwide Ceilings
USG’s Worldwide Ceilings business reported second quarter 2008 net sales of $237 million, a record for any quarter in its history. Second quarter 2008 net sales rose $27 million, or 13 percent, compared with the second quarter of 2007. Operating profit, also an all-time record, was $28 million in the quarter, an increase of $11 million, or 65 percent, compared with a year ago. Second quarter 2008 operating profit included restructuring charges of $2 million. Second quarter 2007 operating profit included restructuring charges of $1 million.
USG Interiors reported second quarter 2008 net sales of $141 million and operating profit of $19 million. This compared with net sales of $135 million and operating profit of $12 million for the second quarter of 2007. These results reflect improved pricing for ceiling tile and grid and lower grid manufacturing costs, partially offset by lower shipments and higher manufacturing cost for ceiling tile.
USG International reported net sales of $92 million for the second quarter of 2008, an increase of $21 million, or 30 percent, compared with the second quarter of 2007. Compared with last year’s second quarter, second quarter 2008 operating profit doubled to $4 million, including a $1 million restructuring charge. The improved results reflect increased demand for ceiling grid and joint treatment in Europe and higher ceiling tile and grid sales in the Pacific region.
The ceilings division of CGC Inc. reported second quarter 2008 net sales of $19 million, an increase of $4 million versus last year’s second quarter. Second quarter 2008 operating profit rose $2 million to $5 million compared with the same period a year ago.
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USG REPORTS 2008 SECOND QUARTER EARNINGS/7
Other Consolidated Information
Selling and administrative expenses were $94 million for the second quarter and $196 million for first six months of 2008, representing decreases of $5 million, or five percent, and $20 million, or nine percent, from the respective 2007 periods. These improvements are due primarily to a company-wide emphasis on reducing expenses, including salaried workforce reductions. As a percent of net sales, selling and administrative expenses were 7.5 percent for the second quarter of 2008, up from 7.0 percent for the second quarter of 2007. Selling and administrative expenses were 8.1 percent of net sales for the first six months of 2008, the same level reported for the first six months of 2007.
Interest expense for the second quarter and first six months of 2008 was $21 million and $38 million, respectively. Interest expense was $19 million and $63 million in the second quarter and first six months of 2007, respectively. Interest expense for the first half of 2008 was lower than in the respective 2007 period due primarily to a lower average level of borrowings as well as a $10 million pretax charge in the first quarter last year to write off deferred financing fees related primarily to the corporation’s repayment of a $1.065 billion tax bridge loan in March 2007.
As of June 30, 2008, the corporation had $181 million of cash and cash equivalents compared with $190 million as of March 31, 2008 and $297 million as of December 31, 2007. Total debt amounted to $1.385 billion as of June 30, 2008 compared with $1.283 billion as of March 31, 2008 and $1.238 billion as of December 31, 2007. Capital expenditures in the second
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USG REPORTS 2008 SECOND QUARTER EARNINGS/8
quarter of 2008 were $67 million compared with $113 million in the second quarter of 2007. For the first six months of 2008, capital expenditures were $172 million compared with $224 million in the first six months of 2007. The decline in capital expenditures in the first half of 2008 reflects the substantial completion of several strategic projects.
A conference call is being held today at 10:00 A.M. Central Time during which USG senior management will discuss the corporation’s operating results. The conference call will be webcast on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 22078033. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available until July 30, 2008. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 22078033.
USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems primarily through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation subsidiaries. Headquartered in Chicago, USG serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions such as the levels of new home and other construction activity, employment levels, the availability of mortgage and construction financing, mortgage and other interest rates, housing affordability and supply, currency exchange rates and consumer confidence; competitive conditions, such as price, service and product competition; shortages in raw materials; increases in raw material, energy, transportation and employee benefit costs; the timing of commencement of operation of new and upgraded manufacturing facilities; the loss of one or more major customers; capacity utilization rates; capital markets conditions and the availability of borrowings under our credit agreement or alternative financings; the results of a review by the Congressional Joint Committee on Taxation relating to the tax refund we received related to the payments we made to the asbestos trust; our success in integrating acquired businesses; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
Net sales	$1,251	$1,408	$2,416	$2,667

Cost of products sold	1,180	1,206	2,304	2,253

Gross profit	71	202	112	414

Selling and administrative expenses	94	99	196	216

Restructuring charges	21	15	25	15

Operating profit (loss)	(44)	88	(109)	183

Interest expense	21	19	38	63

Interest income	(1)	(5)	(3)	(13)

Other (income), net	—	(2)	(1)	(2)

Earnings (loss) before income taxes	(64)	76	(143)	135

Income tax expense (benefit)	(24)	20	(58)	38

Net earnings (loss)	$(40)	$56	$(85)	$97

Earnings (loss) per common share:
Basic	$(0.40)	$0.56	$(0.85)	$1.01
Diluted	$(0.40)	$0.56	$(0.85)	$1.01

Average common shares*	99,071,435	98,933,442	99,064,529	95,154,810
Average diluted common shares*	99,071,435	99,285,127	99,064,529	95,475,012

Other Information:
Depreciation, depletion and amortization	$45	$39	$89	$87
Capital expenditures	$67	$113	$172	$224
* Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
Net Sales:

North American Gypsum:
United States Gypsum Company	$510	$655	$1,024	$1,316
CGC Inc. (gypsum)	90	79	174	156
USG Mexico, S.A. de C.V.	54	47	101	90
Other subsidiaries*	22	22	38	39
Eliminations	(51)	(49)	(94)	(90)

Total	625	754	1,243	1,511

Building Products Distribution:
L&W Supply Corporation	542	654	1,032	1,158

Worldwide Ceilings:
USG Interiors, Inc.	141	135	276	260
USG International	92	71	165	140
CGC Inc. (ceilings)	19	15	34	30
Eliminations	(15)	(11)	(27)	(23)

Total	237	210	448	407

Eliminations	(153)	(210)	(307)	(409)

Total USG Corporation	$1,251	$1,408	$2,416	$2,667

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(65)	$30	$(129)	$111
CGC Inc. (gypsum)	(1)	1	3	7
USG Mexico, S.A. de C.V.	7	6	11	13
Other subsidiaries*	3	5	2	4

Total	(56)	42	(113)	135

Building Products Distribution:
L&W Supply Corporation	7	45	6	71

Worldwide Ceilings:
USG Interiors, Inc.	19	12	34	20
USG International	4	2	8	6
CGC Inc. (ceilings)	5	3	8	5

Total	28	17	50	31

Corporate	(24)	(22)	(54)	(61)
Eliminations	1	6	2	7

Total USG Corporation	$(44)	$88	$(109)	$183

*Includes a shipping company in Bermuda, and a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$181	$297
Receivables (net of reserves — $16 and $17)	553	430
Inventories	416	377
Income taxes receivable	15	37
Deferred income taxes	27	53
Other current assets	123	57

Total current assets	1,315	1,251

Property, plant and equipment (net of accumulated depreciation and depletion — $1,328 and $1,249)	2,665	2,596
Deferred income taxes	285	228
Goodwill	229	226
Other assets	346	320

Total Assets	$4,840	$4,621

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$386	$328
Accrued expenses	243	234
Income taxes payable	7	5

Total current liabilities	636	567

Long-term debt	1,385	1,238
Deferred income taxes	11	10
Other liabilities	626	613

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	10	10
Treasury stock	(203)	(204)
Capital received in excess of par value	2,624	2,607
Accumulated other comprehensive income	65	9
Retained earnings (deficit)	(314)	(229)

Total stockholders’ equity	2,182	2,193

Total Liabilities and Stockholders’ Equity	$4,840	$4,621